SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on [ • ] (the “Effective Date”) by and between [ST Shared Services LLC],1 a Delaware limited liability company, or any successor thereto (the “Company”), and [ • ] (the “Executive”) (collectively referred to as “Parties” or individually referred to as a “Party”).

WHEREAS, the Executive was previously party to that certain Amended and Restated Employment Agreement, dated as of February 22, 2023, by and between the Company and the Executive, as subsequently amended on June 14, 2023 (the “Prior Agreement”), pursuant to which the Executive was employed as the [ • ] of the Company and, in connection therewith but for no remuneration, of Mallinckrodt plc, a public company with limited liability incorporated in Ireland (“Mallinckrodt” and, collectively with the Company and their respective subsidiaries and affiliates, the “Company Group”);

WHEREAS, the Company and the Executive desire to enter into this Agreement, which shall supersede the Prior Agreement in its entirety as of the Effective Date, to set forth the rights and obligations of the Parties hereto in respect of the Executive’s continued employment with the Company;

WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be available to the Company and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and

WHEREAS, the Company desires to be assured that the confidential information and good will of the Company Group will be preserved for the exclusive benefit of the Company Group.

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

Section 1.      Effective Date; Employment; Position and Location. The Company hereby agrees to continue to employ the Executive, effective as of the Effective Date, as the [ • ] of the Company and, in connection therewith but for no remuneration, of Mallinckrodt, and the Executive hereby accepts such continued employment under and subject to the terms and conditions hereinafter set forth. The Executive shall perform the Executive’s services principally in New Jersey. The Executive acknowledges that the Executive may be required to travel in connection with the performance of the Executive’s duties.

Section 2.      Term of Employment. The Executive’s employment with the Company commenced on [ • ] and shall end on the last day of employment upon termination by either party, as set forth herein.

Section 3.      Duties. The Executive shall perform services in a manner consistent with the Executive’s position as [ • ] subject to the general supervision and direction of the Chief Executive Officer of the Company Group (the “CEO”). The Executive shall report solely and directly to the CEO. The Executive hereby agrees to devote substantially all of the Executive’s business time, skill, attention, and reasonable best efforts to the faithful performance of such duties and to the promotion of the business and affairs of the Company Group during the Executive’s employment with the Company. Notwithstanding the foregoing, the Executive may (a) serve on the boards of trade associations and charitable organizations and, subject to Board approval, one private commercial entity so long as such entity is not engaged in a Competing Business (as defined below), (b) engage in charitable and educational activities and community affairs, and (c) manage the Executive’s personal investments and affairs, in each case, subject to compliance with this Agreement (including, without limitation, Sections 8 and 9 hereof) and provided that such activities do not materially interfere with the Executive’s performance of the Executive’s duties and responsibilities hereunder.

1 Note to Draft: “Company” to be Mallinckrodt Enterprises, LLC for executives for whom that is the employer.

Section 4.      Base Salary. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary at the rate of [ • ] dollars ($[ • ]) per calendar year (the “Base Salary”), payable in accordance with the Company’s applicable payroll practices. The Base Salary shall be subject to review and increase (but may not decrease, unless the reduction in Base Salary is (a) part of a program approved by the Board of Directors of Mallinckrodt (the “Board”) or its delegate, the Human Resources and Compensation Committee (collectively, the “Committee”) that affects all executive officers on a consistent basis and (b) no greater than 10% in the aggregate) by the Committee in its sole discretion. References in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary, unless otherwise specifically set forth herein.

Section 5.      Additional Benefits. In addition to the Base Salary, the Executive shall be entitled to the following additional benefits:

Section 5.01      Annual Short-Term Management Incentive Plan. The Executive shall be eligible to participate in an annual short-term management incentive plan established by the Committee (the “STIP”) pursuant to which the Executive will have the opportunity to earn a cash incentive bonus in respect of each year of employment (the “Annual Bonus”), subject to terms established by the Committee from time to time. The Executive’s Annual Bonus target shall be [ • ]% of the Base Salary (the “Target Bonus”) and the Executive can earn an Annual Bonus of up to [ • ]% of the Base Salary (prorated for any partial year of employment), respectively. The actual Annual Bonus earned by the Executive in respect of a given year, if any, shall be based on performance metrics to be determined by the Committee, in its sole discretion. The Committee shall determine whether the Executive has met or exceeded the performance metrics in any given year with regard to determining the amount of the Executive’s Annual Bonus. For the avoidance of doubt, except as provided in Sections 7.01 through 7.04, the Executive’s participation in the STIP and the Executive’s right to earn any cash bonus thereunder shall be subject to the same terms and conditions established by the Committee for other executive officers of the Company. The Annual Bonus shall be paid to the Executive in accordance with the STIP and at the same time other executive annual bonuses under the STIP are paid.

Section 5.02      Long-Term Incentives.

(a)            Transaction Incentive Plan. The Executive shall participate in the Transaction Incentive Plan to be adopted by the Board (the “Transaction Incentive Plan”) pursuant to which, in connection with the closing of certain asset sales of the Company (each, a “Qualifying Asset Sale”), the Executive and certain other members of management will have the opportunity to earn and be paid cash incentive bonuses equal to a percentage of the net proceeds received in connection with such Qualifying Asset Sale (each, a “Transaction Bonus”) in accordance with the terms of the Transaction Incentive Plan.

(b)            Equity Grant. As soon as reasonably practicable following the Effective Date, the Executive shall be granted a one-time equity award (the “Initial Grant”) under Mallinckrodt’s 2024 Stock and Incentive Plan to be adopted by the Board (the “MIP”) covering [ • ]% of the fully-diluted shares of Mallinckrodt, excluding the Opioid CVRs which would dilute all shareholders equally. One-third of the Initial Grant shall consist of restricted stock units (“RSUs”) that will vest ratably on each of the first three (3) anniversaries of January 1, 2024 and the remaining two-thirds of the Initial Grant shall consist of performance stock units (“PSUs”) that will cliff vest following the performance period which began on December 30, 2023 and ends on December 25, 2026 as outlined in the applicable award agreement (the “Performance Period”), with 50% vesting based on Mallinckrodt’s attainment of certain realized value targets and 50% vesting based on Mallinckrodt’s attainment of aggregate adjusted operating cash flow targets during the Performance Period. The terms and conditions applicable to the Initial Grant shall be consistent with those applicable to RSUs and PSUs issued under the MIP, except as otherwise set forth herein. Notwithstanding anything set forth in the MIP, “Cause”, “Change in Control Termination”, “Disability”, “Good Reason”, “Early Retirement” and “Normal Retirement” shall have the meanings set forth herein, to the extent they differ from the definitions set forth in the MIP, with respect to the Initial Grant and any other awards that may be granted to Executive under the MIP.

(c)            The Transaction Incentive Plan and the Initial Award shall be the Executive’s long-term incentives with respect to the 2024, 2025 and 2026 fiscal years of the Company. For periods following the 2026 fiscal year, the Executive shall be eligible to participate in such long-term incentive arrangements as the Board shall establish for the executives of the Company, based on then-current market data and taking into account such corporate and individual performance objectives, all as may be determined by the Board in its good faith discretion in consultation with the Executive.

Section 5.03      Benefits. The Executive shall be entitled to participate in the Company’s health, welfare, and other benefit plans and programs, including vacation, that are in effect for its executive officers from time to time, subject to the terms and conditions of such plans and such participation in each case shall be on terms and conditions no less favorable to the Executive than executive officers of the Company generally; provided, that such plans may be amended, modified, or terminated at any time so long as Executive is not treated less favorably than executive officers of the Company generally. For the avoidance of doubt, the Executive is not entitled to any employment benefits under Irish law and/or the law of any jurisdiction other than the United States, or to the protection of Irish employment legislation and/or employment legislation of any jurisdiction other than the United States as the Executive is not an employee of any member of the Company Group other than the Company.

Section 5.04      Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable, necessary, and documented expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of the Executive’s duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations that are applicable generally to executive officers of the Company, as provided by the Company from time to time. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Committee may establish from time to time, in each case that are applicable generally to executive officers of the Company. Except to the extent specifically provided, however, the Executive shall not use Company funds for non-business, non-Company related matters or for personal matters.

Section 5.05      Indemnification and D&O Insurance. The Company shall provide Executive with indemnification and liability insurance coverage to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ organizational documents, including, if applicable, any directors’ and officers’ insurance policies, with such indemnification to be on terms determined by the Committee or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

Section 5.06      Compensation. The Executive agrees and acknowledges that (i) the Executive is employed solely by the Company and not by any member of the Company Group; (ii) the Executive’s compensation is paid for the services the Executive renders to the Company; and (iii) in connection with the Executive’s employment with the Company, and for no compensation, the Executive serves as the [ • ] of Mallinckrodt.

Section 6.      Termination. This Agreement and the Executive’s employment hereunder shall be terminated as follows:

Section 6.01      Death. This Agreement and the Executive’s employment hereunder shall automatically terminate upon the death of the Executive.

Section 6.02      Disability. In the event of any physical or mental disability of the Executive rendering the Executive substantially unable to perform the Executive’s duties hereunder for a continuous period of at least 90 days or for at least 120 days out of any twelve (12)-month period after reasonable accommodation that, in any case, meets the requirements for disability benefits under the Company’s long-term disability plan (a “Disability”), the Executive’s employment under this Agreement shall terminate automatically. Any determination of Disability shall be made by the Board in consultation with a qualified physician or physicians selected by the Executive and reasonably acceptable to the Board. The failure of the Executive to submit to a reasonable examination by a physician or physicians reasonably acceptable to the Board within thirty (30) day’s following the Board’s request for such an examination shall act as an estoppel to any objection by the Executive to the determination of Disability by the Board.

Section 6.03      By the Company for Cause. The employment of the Executive may be terminated by the Company for Cause (as defined below) at any time, effective upon written notice to the Executive specifying in detail the event(s) or circumstance(s) constituting Cause. For purposes hereof, the term “Cause” shall mean Executive’s (a) substantial failure or refusal to perform the lawful duties and responsibilities of the Executive’s job at a satisfactory level as required by the Company Group, other than due to Disability, (b) a material violation of any fiduciary duty or duty of loyalty owed to the Company Group, (c) conviction of a misdemeanor (other than a traffic offense) or felony, (d) any act(s) of fraud, embezzlement or theft against the Company Group, (e) violation of a material Company Group rule or policy, (f) unauthorized disclosure of any trade secret or confidential information of the Company Group or (g) other egregious conduct, that has or could have a serious and detrimental impact on the Company Group and its employees. The Committee, in its sole and absolute discretion, shall determine Cause.

Section 6.04      By the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause effective upon not less than thirty (30) days’ prior written notice to the Executive; provided, that in lieu of providing the notice described above, the Company may, in its sole discretion, continue to pay the Executive’s Base Salary during such thirty (30) day period.

Section 6.05      By the Executive without Good Reason. The Executive may terminate this Agreement and the Executive’s employment hereunder at any time effective upon at least sixty (60) days’ prior written notice to the Company; provided, that the Company may, in its sole discretion, within five (5) days of its receipt of such notice, waive such notice period and accelerate the date of the Executive’s termination to any date that occurs following the Company’s receipt of such notice without changing the characterization of such termination as a resignation, even if such date is prior to the date specified in such notice, and any pay in lieu of such notice period or portion thereof that the Company has so waived is capped at thirty (30) days.

Section 6.06      By the Executive with Good Reason. The Executive may terminate this Agreement effective upon written notice to the Company with Good Reason (as defined below). Such notice must provide a reasonably detailed explanation of the circumstances constituting Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of one of the following events: (a) the Company, without the Executive’s written consent, requires the Executive to relocate to a principal place of employment more than fifty (50) miles from the Executive’s existing place of employment, which materially increases the Executive’s commuting time; (b) the Company, without the Executive’s consent, materially reduces the Executive’s base salary or target annual bonus opportunity, other than a reduction of less than 10% that is made at the same time to the base salary or target annual bonus opportunity, as applicable, of all similarly situated employees; or (c) a requirement that the Executive report to any other person, position or entity other than the CEO. Notwithstanding the foregoing, in the event that the Executive provides written notice of termination with Good Reason in reliance upon this Section 6.06 (such notice to be provided within thirty (30) days of the Executive’s knowledge of the occurrence of the events or circumstances constituting Good Reason), the Company shall have the opportunity to cure such circumstances within thirty (30) business days of receipt of such notice. If the Company shall not have cured such event or events giving rise to Good Reason within thirty (30) business days after receipt of written notice from the Executive, the Executive may terminate employment with Good Reason by delivering a resignation letter to the Company within thirty (30) business days following such thirty (30) business day cure period; provided, that if the Executive has not delivered such resignation letter to the Company within such thirty (30) business day period, or has not provided written notice to the Company within thirty (30) days of the occurrence of the events or circumstances constituting Good Reason, the Executive waives the right to terminate employment with Good Reason.

Section 7.      Effect of Termination.

Section 7.01      Death, Permanent Disability, Voluntary Termination without Good Reason, Normal Retirement or Early Retirement or Termination for Cause. Upon any termination of the Executive’s employment under this Agreement either (a) voluntarily by the Executive without Good Reason (including as a result of Normal Retirement or Early Retirement), (b) by the Company for Cause, or (c) as a result of the Executive’s death or Disability, all payments, salary and other benefits hereunder shall cease at the effective date of termination. Notwithstanding the foregoing, the Company shall pay or provide to the Executive or the Executive’s estate (a) all salary earned or accrued through the date the Executive’s employment is terminated, (b) reimbursement for any and all monies advanced by the Executive in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive through the date the Executive’s employment is terminated, (c) except upon termination of the Executive’s employment by the Company for Cause, any unpaid Annual Bonus earned in a prior calendar year, based on the actual level of achievement of the applicable targets or performance as determined by the Committee at the end of such calendar year, (d) solely upon a termination of employment as a result of the Executive’s death or Permanent Disability, a Prorated Target Bonus (as defined below), and (e) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company, including any earned and accrued, but unused, vacation pay and benefits under any retirement plans, but excluding any bonus payments except as provided in subsections (c) and (d) of this Section 7.01 (collectively, “Accrued Benefits”), except that, for this purpose, Accrued Benefits shall not include any entitlement to severance under any Company Group severance policy generally applicable to the Company’s salaried employees. For the avoidance of doubt, all outstanding equity-based awards held by the Executive that were granted under the MIP shall be treated in accordance with the terms of the MIP, subject to any different treatment as provided for in Sections 7.02 and 7.03, if applicable.

Section 7.02      Termination without Cause or Voluntary Termination with Good Reason. In the event that the Executive’s employment under this Agreement is terminated by the Company without Cause or by the Executive with Good Reason, the Company shall pay or provide to Executive as the Executive’s exclusive severance benefit right and remedy in respect of such termination, (a) the Executive’s Accrued Benefits, except that, for this purpose, Accrued Benefits shall not include entitlement to severance under any Company Group severance policy generally applicable to the Company’s salaried employees, and (b) as long as the Executive does not violate in any material respect the provisions of Section 8 and Section 9 hereof, severance pay as follows (collectively, the “Severance Benefits”):

(a)            an amount equal to the product of (i) the sum of the Executive’s Base Salary and Target Bonus (in each case, not taking into account, for this and other severance provisions, reductions which would constitute Good Reason or were otherwise made in the prior six (6) months) multiplied by (ii) 1.5, net of deductions and tax withholdings, as applicable (the “Cash Severance”), payable in installments commencing on the first regular payroll date following the effective date of the Release (as defined below);

(b)            an amount equal to a prorated portion (based on the number of days the Executive was employed by the Company during the calendar year in which the termination occurs) of the Target Bonus payable with respect to the year in which the termination occurs, net of deductions and tax withholdings, as applicable (the “Prorated Target Bonus”), payable in a lump sum on the first regular payroll date following the effective date of the Release;

(c)            an amount equal to twelve (12) months of the premiums that would have been payable by the Executive if the Executive had elected continued coverage under the Company’s health and welfare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder (“COBRA”), determined based on the COBRA rates in effect as of the date of the Executive’s termination, net of deductions and tax withholdings, as applicable (the “COBRA Benefits”), payable in a lump sum on the first regular payroll date following the effective date of the Release;

(d)            all outstanding equity-based awards held by the Executive that were granted under the MIP, including, without limitation, the Initial Award, shall be treated in accordance with the terms of the MIP and any Transaction Bonus shall be treated as set forth in the Executive’s Transaction Incentive Plan participation letter;

(e)            coverage of the cost of outplacement services for the Executive at the level and outplacement agency that the Company regularly uses for such purpose for similar level executives; provided, however, that the period of outplacement shall not exceed twelve (12) months after the Executive’s termination of employment or, if earlier, the date of Executive’s death.

Section 7.03      Termination without Cause or Voluntary Termination with Good Reason Upon a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason during the period beginning 120 days prior to the date of a Change in Control (as defined in the MIP) and ending twelve (12) months after the date of such Change in Control (a “Change in Control Termination”), then the Executive shall receive the Severance Benefits with the following enhancements: (a) Cash Severance will be paid in lump sum on the first payroll date following the effective date of the Release (or, if later, the Change in Control) and (b) all of the Executive’s unvested and outstanding RSUs, PSUs and other equity-based awards shall immediately vest as of the effective date of the Release (or, if later, the Change in Control). In the event of a Change in Control Termination prior to the occurrence of the Change in Control (x) payments under this Section 7.03 shall be reduced by any payments made previously under Section 7.02 hereof and (y) if necessary to comply with the provisions of Code Section 409A (as defined below) certain severance payments shall continue to be made in installments.

Section 7.04      Payment of Accrued Benefits. Notwithstanding anything else herein to the contrary, all Accrued Benefits to which the Executive (or the Executive’s estate or beneficiary) is entitled shall be payable in cash promptly upon the effective date of termination, except as otherwise specifically provided herein, or under the terms of any applicable policy, plan, or program; provided, that all Accrued Benefits shall be paid no later than December 31 of the calendar year immediately following the calendar year of the Executive’s termination.

Section 7.05      No Other Benefits. Except as explicitly provided in this Section 7, the Executive shall not be entitled to any compensation, severance, or other benefits from the Company Group upon or following the termination of the Executive’s employment for any reason whatsoever. Notwithstanding anything else herein to the contrary, all payments and benefits due to the Executive under this Section 7 after termination of employment which are not otherwise required by law (other than Accrued Benefits) shall be contingent upon execution by the Executive (or the Executive’s beneficiary or estate) of a general release of all claims, to the maximum extent permitted by law, against the Company Group, its affiliates, and its then current and former equity holders, directors, employees, and agents, in substantially the form attached hereto as Exhibit A (the “Release”) and such Release becoming irrevocable no later than thirty (30) days following the Executive’s termination of employment.

Section 7.06      Resignation as an Officer. If the Executive’s employment with the Company terminates for any reason, the Executive will be deemed to have automatically resigned, effective as of the date of termination of the Executive’s employment with the Company, from all positions with the Company Group, unless otherwise mutually agreed by the Parties in writing, and the Executive agrees to execute any documents needed to effect the foregoing.

Section 7.07      No Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided pursuant to Section 7 by seeking other employment or otherwise, and the amount of any payment provided for pursuant to Section 7 shall not be reduced by any compensation earned as a result of the Executive’s other employment or otherwise.

Section 7.08      Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of the Executive’s employment if so provided herein, including, without limitation, the obligations of the Executive under Sections 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under this Section 7 hereof is expressly conditioned upon the Executive’s continued performance in all material respects of Executive’s obligations under Section 8 and Section 9 hereof. The Executive recognizes that, except as expressly provided in this Section 7, no compensation is earned after termination of employment.

Section 8.      Confidentiality; Assignment of Inventions.

Section 8.01      Confidentiality. The Executive acknowledges that the Executive is in possession of confidential information concerning the business and operations of the Company Group, including the identity of customers and suppliers (the “Confidential Information”). The Executive agrees that the Executive shall keep all such Confidential Information strictly confidential and use such Confidential Information only for the purpose of fulfilling the Executive’s obligations hereunder and in order to perform any service to the Company Group as a director, consultant, or employee, and not for any other purpose. Notwithstanding the foregoing, Confidential Information shall not include any information that (a) has become publicly known and made generally available or is known within the Company Group’s industry through no wrongful act of the Executive or (b) is required to be disclosed by applicable laws, court order or subpoena or a governmental or regulatory agency (or similar body or entity) after, to the extent legally permitted, providing prompt written notice of such request to the Board so that the Company Group may seek an appropriate protective order or other appropriate remedy. The Executive may also disclose Confidential Information to the extent required pursuant to any legal process between the Executive and the Company Group.

Section 8.02      Assignment of Inventions. The Executive agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation, the Executive’s entire right, title, and interest in and to all Inventions (as defined below), together with all United States and foreign rights with respect thereto, and at the Company Group’s expense to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on Inventions, and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions and patents and copyrights with respect thereto in the Company Group, and to assist the Company Group in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications, or copyrights. For the purposes of this Agreement, “Inventions” shall mean any discovery, process, design, development, improvement, application, technique, or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived or made by the Executive, individually or jointly with others (whether on or off the Company’s premises or during or after normal working hours), while in the employ of the Company and (x) which was or is directly or indirectly related to the business of the Company Group or (y) which resulted or results from any work performed by any executive or agent thereof during the Executive’s employment with the Company.

Section 8.03      Return of Documents upon Termination of Employment. All notes, letters, documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company Group, and any copies, in whole or in part, thereof (collectively, the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company Group. The Executive shall safeguard all Documents and shall surrender to the Company at the time the Executive’s employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control. Notwithstanding the foregoing, the Executive may retain all information, documentation and devices personal to the Executive; provided that such materials do not contain Confidential Information, and the Company will cooperate in transferring any personal information from Company devices to the Executive’s personal devices.

Section 8.04      Whistleblower Acknowledgement. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

Section 8.05      Trade Secret Acknowledgement. Notwithstanding anything to the contrary contained herein, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company Group’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Section 9.      Restrictions on Activities of the Executive.

Section 9.01      Acknowledgments. The Executive and the Company agree that the Executive is being employed hereunder in a key capacity with the Company and that the Company Group is engaged in a highly competitive business and that the success of the Company Group’s business in the marketplace depends upon its good will and reputation for quality and dependability. The Executive and the Company further agree that reasonable limits may be placed on the Executive’s ability to compete against the Company Group as provided herein to the extent that they protect and preserve the legitimate business interests and good will of the Company Group and are reasonable and valid in geographical and temporal scope and in all other respects. Notwithstanding anything to the contrary herein, the covenants contained in this Section 9 shall be in addition to, and not in lieu of, and shall not amend, modify, abrogate, or otherwise alter any other restrictive covenants by which the Executive is bound pursuant to any other written agreement with the Company Group.

Section 9.02      Restrictions. During the Executive’s employment with the Company and during the twelve (12) month period following the date of the Executive’s termination from employment with the Company for any reason (the “Restricted Period”; provided that, with respect to clause (a), the Restricted Period shall be reduced to six (6) months following the date of the Executive’s termination from employment with the Company following June 30, 2025; and further provided that clause (a) shall not apply if Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason), the Executive shall not:

(a)            directly or indirectly engage in, provide services to, have any equity interest in, or manage or operate any individual, firm, corporation, partnership, business or entity (a “Business”) (whether as director, officer, employee, principal, agent, representative, owner, partner, member, security holder, consultant or otherwise) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity in any geographic location in which the Company Group engages in, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that competes with any of the businesses of the Company Group or any entity owned by the Company Group (a “Competing Business”); provided that a “Competing Business” shall not include (i) hospitals or pharmacies that purchase Company Group products or similar products or (ii) retailers or wholesalers that sell Company Group products or similar products;

(b)            directly or indirectly solicit or recruit, on the Executive’s own behalf or on behalf of any other Business, the services of, or hire or engage, or interfere with the Company Group’s relationship with, any individual who is (or, at any time during the previous twelve (12) months, was) an employee, independent contractor or director of the Company Group, or solicit any of the Company Group’s then-current employees, independent contractors or directors to terminate services with the Company Group;

(c)            directly or indirectly, on the Executive’s own behalf or on behalf of any other Business, recruit or otherwise solicit for a Competing Business, any customer, client, distributor, vendor, supplier, licensee, licensor or other business relation of the Company Group, or encourage or induce any such Person to terminate its arrangement with the Company Group or otherwise change or interfere with its relationship with the Company Group.

The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period in which the Executive is in violation of any of the provisions of this Section 9.02.

Section 9.03      THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS, AND ABILITIES THE EXECUTIVE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT THE EXECUTIVE, IN THE EVENT OF TERMINATION OF THE EXECUTIVE’S EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO THE EXECUTIVE WITHOUT VIOLATING ANY PROVISION OF SECTION 8 OR 9 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS, AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR.

Section 9.04      Non-Disparagement. The Executive shall not, during the term of the Executive’s employment or at any time thereafter, whether in writing or orally, malign, denigrate, or disparage the Company Group, or any current or former directors, officers, or employees of the Company Group, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. The Executive understands that nothing in this Agreement is intended to prevent Executive from making truthful statements (a) in any legal proceeding or as otherwise required by law, or from reporting possible violations of federal law or regulation to a governmental agency or entity; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; (d) in the course of performing Executive’s duties during the Executive’s term of employment (e.g., performance reviews); or (e) in response to statements, references or characterizations made, directly or indirectly, by the Company Group that are misleading, disparage the Executive, or reflect negatively on the Executive. The Company Group will instruct its executives and Board members not to disparage the Executive to the same extent the Executive is restricted in this Section 9.04.

Section 10.      Remedies. It is expressly understood and agreed that, notwithstanding anything to the contrary herein, in the event of any breach of the provisions of Section 8 or 9 of this Agreement, the Company Group shall have the right and remedy, without regard to any other available remedy, to (a) have the restrictive covenants set forth in Section 8 or 9 specifically enforced by any court of competent jurisdiction, (b) seek to have issued an injunction restraining any breach or threatened breach without posting of a bond, and (c) seek any and all other remedies available to the Company Group under applicable law; it being understood that any breach of any of the restrictive covenants set forth in Section 8 or 9 could cause irreparable and material damages to the Company Group (including, for the avoidance of doubt, any loss of the proprietary advantage and trade secrets related to the identity of customers and suppliers), the amount of which cannot be readily determined and as to which the Company Group will not have any adequate remedy at law or in damages. The Executive agrees that any remedy at law for any breach by the Executive of the restrictive covenants set forth in Section 8 or 9 would be inadequate, and that the Company Group would be entitled to seek injunctive relief in such a case. If it is ever held that this restriction on the Executive is too onerous and is not necessary for the protection of the Company Group, the Executive agrees that any court of competent jurisdiction may impose such lesser restrictions that may be necessary or appropriate to properly protect the Company Group. For the avoidance of doubt, the failure in one or more instances of the Company Group to insist upon performance of any of the covenants or restrictive covenants set forth in Section 8 or 9, to exercise any right or privilege herein conferred, or the waiver by the Company Group of any breach of any of the covenants or restrictive covenants set forth in Section 8 or 9 shall not be construed as a subsequent waiver by the Company Group of any breach of any of the covenants or restrictive covenants set forth in Section 8 or 9, but the same shall continue and remain in full force and effect as if no forbearance or waiver had occurred.

Section 11.      Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Section 12.      Notices. Any and all notices or other communication required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (a) upon delivery if personally delivered, (b) three (3) days after deposit if sent by first class registered mail, return receipt requested, (c) one (1) day after deposit if sent by a reputable overnight courier, or (d) upon confirmation if sent by facsimile or email, addressed to the Parties at the addresses set forth below (or at such other address as any Party may specify by notice to all other Parties given as aforesaid):

If to the Company:               [ST Shared Services LLC]2

675 McDonnell Boulevard

Hazelwood, Missouri 63042

Attention:      Chief Human Resource Officer

Facsimile:        908-997-9400

with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10019
Attention:

Email:

If to the Executive:

at the most recent address on file for the Executive in the Company’s records or to such other address as a Party may notify the other pursuant to a notice given in accordance with this Section 12.

Section 13.      Miscellaneous.

Section 13.01      Amendment. This Agreement may not be amended or revised except by a writing signed by the Parties.

Section 13.02      Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of any successor in interest to the Company. Neither this Agreement nor any of the rights, duties, or obligations of the Executive or the Company shall be assignable by the Executive or the Company, except with respect to a successor, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred, or in any way anticipated, except as required by applicable laws. This Agreement shall not be terminated by, nor shall it be deemed an assignment of this Agreement upon, the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm, or entity. However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs, and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs, or representatives.

2 Note to Draft: “Company” to be Mallinckrodt Enterprises LLC for executives for whom that is the employer.

Section 13.03      Waiver of Breach. A waiver by the Company or the Executive of any breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or subsequent breach by the other Party.

Section 13.04      Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements (including, without limitation, the Prior Agreement), understandings, negotiations, and discussions, whether oral or written, of the Parties, including, without limitation, any term sheet related to the subject matter hereof.

Section 13.05      Withholding. The Company shall withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

Section 13.06      Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit, or describe the scope or substance of any provision of this Agreement.

Section 13.07      Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission or electronic image scan (PDF)), each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

Section 13.08      Governing Law; No Construction Against Drafter. This Agreement shall be construed under and enforced in accordance with the laws of the State of New York without regard to conflicts of law principles. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or drafted such provision.

Section 13.09      Dispute Resolution. Any controversy or claim between the Executive and the Company arising out of or relating to or concerning this Agreement or any aspect of the Executive’s employment with the Company or the termination of that employment will be finally settled by binding arbitration in New York, New York administered by the American Arbitration Association under its Rules for the Resolution of Employment Disputes; provided, however, that with respect to any controversy or claim arising out of or relating to or concerning injunctive relief for the Executive’s breach or purported breach of Section 8 or 9 of this Agreement, the Company will have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security. Each of the Executive and the Company will bear its own legal expenses and will share the arbitration costs equally.

Section 13.10      Representations of Executive; Advice of Counsel.

(a)            The Executive represents, warrants, and covenants that as of the Effective Date and the Amendment Date: (i) the Executive has the full right, authority, and capacity to enter into this Agreement and perform the Executive’s obligations hereunder and the Executive’s application for employment with the Company has been truthful and complete, (ii) other than what has been shared with the Company related to Hikma Pharmaceuticals USA Inc., the Executive will not be bound by any agreement that conflicts with or prevents or restricts the full performance of the Executive’s duties and obligations to the Company hereunder during or after the Executive’s employment with the Company, (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment, or agreement to which the Executive is subject, and (iv) the Executive has disclosed to the Company all pending or closed litigations, judgments, or regulatory matters involving the Executive.

(b)            Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees, or agents which are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney.

Section 13.11      Code Section 409A. Notwithstanding anything to the contrary contained in this Agreement:

(a)            The Parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively, “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement contravenes Code Section 409A or would cause the Executive to be subject to additional taxes, interest or penalties under Code Section 409A the Executive and the Company shall discuss in good faith modifications to this Agreement in order to mitigate or eliminate such taxes, interest or penalties. In making such modifications the Company and the Executive shall reasonably attempt to maintain the original intent of the applicable provision without contravening the provisions of Code Section 409A to the maximum extent practicable. In no event whatsoever will the Company be liable for any additional tax, interest, or penalties that may be imposed on the Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)            A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to the Executive in a lump sum with interest during the Delay Period at the prime rate, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)            With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(d)            For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company

Section 13.12      Code Section 280G.

(a)            If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G of the Code) (a “280G Change in Control”) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise (a “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (A) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (B) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”, and Executive shall be entitled to payment of whichever amount that shall result in a greater after-tax amount for Executive. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate reasonably applicable to Executive, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero) and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.

(b)            Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by a nationally recognized accounting firm selected by the Company subject to the approval of the Executive which shall not be unreasonably withheld (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes absent manifest error. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Without limiting the generality of the foregoing, any determination by the Accountants under this Section 13.12(b) will take into account the value of any reasonable compensation for services to be rendered by the Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may incur in connection with any calculations contemplated by this section as well as any costs incurred by the Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

Section 13.13      Recoupment. By executing this Agreement, the Executive acknowledges and agrees that the compensation provided under this Agreement is subject to recoupment in accordance with the terms and provisions of Mallinckrodt’s Executive Financial Recoupment Program as in effect on the Effective Date (the “Recoupment Policy”), attached hereto as Exhibit B, as such Recoupment Policy may be amended by the Board in compliance with the conditions set forth in Section 6.8 of the Recoupment Policy.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

[ST SHARED SERVICES LLC][3]

By:
Name:
Title:

EXECUTIVE

[·]

3 Note to Draft: “Company” to be Mallinckrodt Enterprises LLC for executives for whom that is the employer.

[Signature Page to [ • ]Employment Agreement]

Exhibit A

RELEASE OF CLAIMS (“Release”)

In connection with the termination of employment of [ • ] (the “Executive”) by [ST Shared Services LLC],4 a Delaware limited liability company (the “Company”) pursuant to the Second Amended and Restated Employment Agreement between Executive and the Company, dated as of [ • ] (the “Employment Agreement”), Executive agrees as follows:

1.	Release of Claims

In consideration of the payments and benefits described in Section 7.02 or Section 7.03 (as applicable) of the Employment Agreement (other than Accrued Benefits), to which Executive agrees that Executive is not entitled until and unless Executive executes this Release and it becomes effective in accordance with the terms hereof, Executive, for and on behalf of the Executive and the Executive’s heirs, successors, and assigns, subject to the last sentence of this Section 1, hereby waives and releases any employment, compensation, or benefit-related common law, statutory, or other complaints, claims, charges, or causes of action, both known and unknown, in law or in equity (collectively, the “Claims”), which Executive ever had, now has, or may have against the Company, Mallinckrodt plc, a public company with limited liability incorporated in Ireland, and their respective subsidiaries and affiliates, and their equity holders, parents, subsidiaries, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives, or agents, and each of their affiliates, successors, and assigns, (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge, or cause of action arising out of Executive’s employment or termination of employment (including failure to provide notice of termination), or any term or condition of that employment, or claim for severance, equity, or equity-based compensation, except as set forth in Section 7.02 or Section 7.03 (as applicable) of the Employment Agreement, or arising under federal, state, or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other federal, state, and local laws relating to discrimination on the basis of age, sex, or other protected class, all Claims under federal, state, or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any Claims for attorneys’ fees and costs with respect to any of the foregoing.

Executive further agrees that this Release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof which is or may be initiated, prosecuted, or maintained by Executive, Executive’s descendants, dependents, heirs, executors, administrators, or permitted assigns. By signing this Release, Executive acknowledges that Executive intends to waive and release any Claims known or unknown that Executive may have against the Releasees under these and any other laws; provided, that Executive does not waive or release Claims with respect to (i) any rights the Executive may have to enforce the Employment Agreement, (ii) accrued vested benefits or any other benefits remaining due under employee benefit plans of the Company and its subsidiaries and affiliates subject to the terms and conditions of such plans and applicable law, (iii) any rights to continuation of medical and/or dental coverage in accordance with COBRA, (iv) any claims to coverage under any indemnification agreement or policy or liability insurance arrangement, (v) any rights in vested equity awards and (vi) any other rights that may not be released in accordance with applicable law (collectively, the “Unreleased Claims”).

4 Note to Draft: “Company” to be Mallinckrodt Enterprises LLC for executives for whom that is the employer.

2.	Proceedings

Executive acknowledges that Executive has not filed any complaint, charge, claim, or proceeding with respect to a Claim, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state, or federal agency, court, or other body (each individually a “Proceeding”). Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that Executive will not initiate or cause to be initiated on the Executive’s behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on the Executive’s behalf any complaint, charge, claim, or proceeding against the Company before any local, state, or federal agency, court, or other body challenging the validity of the waiver of the Executive’s claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3.	Time to Consider

Executive acknowledges that Executive has been advised that Executive has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and, to the extent Executive signs this Release prior to the expiration of such period, Executive does hereby knowingly and voluntarily waive the remaining portion of such twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH EXECUTIVE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.	Revocation

Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all Claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight (8) day period, consistent with the terms of the Employment Agreement. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

5.	No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company or any of the Releasees.

6.	Indemnification

The Executive shall be entitled to indemnification to the maximum extent permitted by law with regard to actions or inactions taken in good faith performance of the Executive’s duties to the Company, and to the extent applicable, the Releasees, during the Executive’s employment and to directors and officers liability insurance coverage in accordance with the Company’s policies that cover officers and directors generally. Such indemnification and coverage shall apply, while potential liability exists, to the same extent as provided to active directors and senior officers.

7.	General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

8.	Governing Law; Dispute Resolution

This Release shall be construed under and enforced in accordance with the laws of the State of New York without regard to conflicts of law principles. Any controversy or claim between the Executive and the Company or any Releasee arising out of or relating to or concerning this Release or any aspect of the Executive’s employment with the Company or the termination of that employment will be finally settled by binding arbitration in New York, New York administered by the American Arbitration Association under its Rules for the Resolution of Employment Disputes; provided, however, that with respect to any controversy or claim arising out of or relating to or concerning injunctive relief for the Executive’s breach or purported breach of Section 8 or 9 of the Employment Agreement, the Company will have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security. Each of the Executive and the Company will bear its own legal expenses and will share the arbitration costs equally.

IN WITNESS WHEREOF, Executive has hereunto set the Executive’s hand as of the day and year set forth opposite the Executive’s signature below.

EXECUTIVE

DATE	[•]
(Not to be signed prior to termination of services)

Exhibit B

EXECUTIVE FINANCIAL RECOUPMENT PROGRAM (“Recoupment Policy”)